Exhibit (h)(12)

AMENDMENT
TO
TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment To Transfer Agency And Services Agreement, dated as of December 14, 2011 ("Amendment"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc.  ("BNYM") and Tweedy, Browne Fund Inc. ("Fund").

Background

BNYM, under its former names First Data Investor Services Group, Inc., PFPC Inc., and PNC Global Investment Servicing (U.S.) Inc., and the Fund entered into an Transfer Agency And Services Agreement, dated as of May 9, 1997 and into ten amendments thereto dated October 5, 1999 through November 1, 2008 (collectively, the "Amended Agreement").

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties intending to be legally bound agree as set forth above and as follows:

1. Modifications to Amended Agreement. The Amended Agreement is amended as follows:

(a) The phrase "PNC Global Investment Servicing (U.S.) Inc." shall be replaced each place it appears with the phrase "BNY Mellon Investment Servicing (US) Inc." and the term "PFPC" shall be replaced each place it appears with the term "BNYM".

(b) Section 1 is amended by adding new subsections (n) through (s) which shall read in their entirety as follows:

(n)	"Original Agreement" means the Transfer Agency And Services Agreement, dated as of May 9, 1997, between the Fund and BNYM (under its former name First Data Investor Services Group, Inc.).

(o)	"Amendments" means the amendments to the Original Agreement listed on Exhibit E hereto.

(p)	"Current Amendment" means the last Amendment listed on Exhibit E.

(q)	"Prior Amendments" means all Amendments with the exception of the Current Amendment.

(r)	"Amended Agreement" means the Original Agreement as amended by the Prior Amendments.

(s)	"Agreement" means the Original Agreement as amended by all Amendments.

(c) The first sentence of Section 25.1 is deleted and replaced in its entirety with the following:

The Original Agreement, all Amendments, and all Schedules, Addenda and Exhibits thereto, constitute the final, complete, exclusive and fully integrated record of the agreement reached by the parties with respect to the subject matter therein and supersede all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the same subject matter; provided, however, the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an Amendment shall apply on and after its effective date and shall not have or be given retroactive application unless retroactive application, in whole or in part, is expressly provided for therein).

(d) A new Article 26 shall be added which reads in its entirety as follows:

Article 26 Massachusetts Privacy Regulation.

In performing this Agreement, BNYM may have access to Personal Information as defined by the Massachusetts Regulations (defined below). BNYM represents and warrants (i) that it is capable of complying with the Massachusetts Data Security Regulations set forth at 201 CMR 17.00 (the “Massachusetts Regulations”) and (ii) that it shall comply with (A) the Massachusetts Regulations, (B) federal Privacy Laws (as defined below) applicable to BNYM or a Fund, and (iii) state Privacy Laws applicable to BNYM or a Fund as in effect on December 14, 2011, in all three cases by maintaining a comprehensive written information security program and maintaining computer system security requirements sufficient to comply with the foregoing. "Privacy Laws" means laws or regulations imposing restrictions on the use or disclosure of "personal information" (as defined in a manner comparable to that contained in the Massachusetts Regulation) or imposing requirements with respect to the protection of personal information from unauthorized access and use.

(e) A new Exhibit E shall be added which reads in its entirety as set forth on the Exhibit E attached to the Amendment dated December 14, 2011.

2. Remainder of Amended Agreement. Except as explicitly amended by this Amendment, the terms and provisions of the Amended Agreement are hereby ratified, declared and remain in full force and effect.

3. Governing Law. The governing law of the Amended Agreement shall be the governing law of this Amendment.

4. Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

[Remainder of Page Intentionally Blank]
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

Tweedy, Browne Fund Inc.

By:	/s/ M. Gervase Rosenberger

Name:	M. Gervase Rosenberger

Title:	VP and COO
BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Michael DeNofrio

Name:	Michael DeNofrio

Title:	Managing Director
Head of Enterprise / Investor Services

EXHIBIT E

Amendments to the Transfer Agency And Services Agreement

Name	Date

Amendment Number 1 To The Transfer Agency Agreement For Retail IMPRESSNet Services	10/5/1999
Amendment Number 2 To The Transfer Agency And Services Agreement	3/16/2000
Anti-Money Laundering And Privacy Amendment	7/24/2002
Amendment To The Transfer Agency And Services Agreement	7/1/2001
Customer Identification Services Amendment	11/6/2003
Form Of Section 312 Foreign Financial Institutions Amendment	7/5/2006
Amended and Restated Exhibit 1	2/22/2007
Form 8300, FinCEN Section 314(a) Information Requests And Suspicious Activity Report Amendment	4/20/2007
Amendment To Transfer Agency And Services Agreement	5/24/2007
Red Flag Services Amendment	11/1/2008
Amended and Restated Exhibit 1	10/24/2009
Amendment To Transfer Agency And Services Agreement	12/14/2011